Exhibit 99.1

February 4, 2008

Quarterly Report
Fourth Quarter 2007

For the fourth quarter of 2007, earnings for your company were down somewhat. We reported a $1.44 million profit for the fourth quarter of 2007 compared with $1.76 million during the fourth quarter of 2006. For the full year, earnings rose to $6.59 million from $6.49 million the prior year, a modest 1.5% increase. Strong earnings growth during the first half of 2007 fell due to market pressure during the last six months.

Our regional economy has been weakening, much like our national economy. The sudden and unexpected problems of major financial institutions have been widely publicized, particularly the problems tied to sub-prime mortgage loans and a decline in the value of residential real estate. Unlike these institutions, we do not have any sub-prime loan exposure. However, we do finance residential construction, and newly-built homes are not moving as quickly as they did a year ago. Therefore, this is a more difficult time for builders generally. Additionally, it is a more challenging time for some of our other customers and therefore, for us. We have seen a drop in loan demand and some increase in late payments. For example, our loan portfolio is 6% smaller than it was a year ago. Our hope is for this period of economic weakness to be brief and we look forward to a time when it will be less challenging for Kentucky Bank to grow and for the earnings of our company to grow.

We are still actively improving our facilities. We are proud to announce the opening of our newly refurbished Bourbon Banking Center. This new building consolidates our main office and a small branch building in Paris. The building provides plenty of customer parking on site, and expanded drive-through capacity.

Our new main office in Morehead is nearing completion and we believe this development will help us to continue to build market share in this attractive region. We have also purchased a new site in Nicholasville and are planning a new branch office in this growing market.

We named two new Regional Managers in the fourth quarter. Pam Slone assumed the responsibility of managing our Harrison Region. Brandon Eason was promoted to become Jessamine Regional Manager. Shane Foley and Ben Caudill moved into the Commercial Lending Group. We believe that we can best ensure our future success by developing and promoting employees and officers whenever possible.

In the near term we face a challenging environment. Our plans are to address today's marketplace conservatively, while we prepare for a stronger economy in the future typically enjoyed in Central Kentucky. That preparation is evidenced by our attractive new facilities, our expanded offering of electronic convenience services and the training of our employees to offer premier customer service. We remain dedicated to building our business and producing good returns for our shareholders.


Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                      12/31/2007         12/31/2006          Change
Assets
  Cash & Due From Banks                             $  15,445,596      $  14,905,672           3.6%
  Securities                                          147,749,546        127,890,612          15.5
  Loans Held For Sale                                           -                  -           n/m
  Loans                                               417,388,048        444,150,390          -6.0
  Reserve for Loan Losses                               4,878,732          4,991,277          -2.3
    Net Loans                                         412,509,316        439,159,113          -6.1
  Federal Funds Sold                                   10,361,000          4,106,000         152.3
  Other Assets                                         44,873,383         43,480,906           3.2
     Total Assets                                   $ 630,938,841      $ 629,542,303           0.2%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  88,520,944      $  87,503,263           1.2%
    Savings & Interest Checking                       158,228,869        159,240,794          -0.6
    Certificates of Deposit                           239,255,404        222,063,862           7.7
      Total Deposits                                  486,005,217        468,807,919           3.7
  Repurchase Agreements                                 5,976,986          9,627,533         -37.9
  Other Borrowed Funds                                 71,968,116         88,946,663         -19.1
  Other Liabilities                                     8,318,665          6,035,134          37.8
    Total Liabilities                                 572,268,984        573,417,249          -0.2
  Stockholders' Equity                                 58,669,857         56,125,054           4.5
    Total Liabilities & Stockholders' Equity        $ 630,938,841      $ 629,542,303           0.2%



CONSOLIDATED INCOME STATEMENT

                                               Twelve Months Ending                 Three Months Ending
                                                                 Percentage                          Percentage
                                       12/31/2007    12/31/2006    Change   12/31/2007    12/31/2006   Change
Interest Income                       $39,219,086   $35,592,847     10.2%   $9,577,575    $9,803,621    -2.3%
Interest Expense                       19,034,105    16,718,208     13.9     4,659,213     4,765,854    -2.2
  Net Interest Income                  20,184,981    18,874,639      6.9     4,918,362     5,037,767    -2.4
Loan Loss Provision                     1,000,000       475,000    110.5       350,000       141,000   148.2
  Net Interest Income After Provision  19,184,981    18,399,639      4.3     4,568,362     4,896,767    -6.7
Other Income                            8,150,125     7,471,110      9.1     2,011,523     2,071,043    -2.9
Other Expenses                         18,345,022    16,916,884      8.4     4,648,492     4,585,737     1.4
  Income Before Taxes                   8,990,084     8,953,865      0.4     1,931,393     2,382,073   -18.9
Income Taxes                            2,404,132     2,467,810     -2.6       495,094       618,848   -20.0
  Net Income                            6,585,952     6,486,055      1.5     1,436,299     1,763,225   -18.5
Net Change in Unrealized Gain (loss)
  on Securities                           564,706       462,645     22.1       676,705       (30,721) 2302.7
  Comprehensive Income                $ 7,150,658   $ 6,948,700      2.9%   $2,113,004    $1,732,504    22.0%

Selected Ratios
  Return on Average Assets                   1.04%         1.09%                  1.00%         1.11%
  Return on Average Equity                   11.6          12.8                   11.0          12.7

  Earnings Per Share                      $  2.31       $  2.35                $  0.51       $  0.62
  Earnings Per Share - assuming dilution     2.30          2.34                   0.51          0.62
  Cash Dividends Per Share                   1.08          1.00                   0.27          0.25
  Book Value Per Share                      20.59         19.59

  Market Price                              High        Low         Close
    Fourth Quarter '07                      $34.00      $31.75      $31.75
    Third Quarter '07                       $34.00      $30.50      $33.50